                                                                    EXHIBIT 4.44


                                PROMISSORY NOTE


AMOUNT: $200,000.00                                         DATE: SEPT. 14, 2000


Fifteen days after date of receipt, for value received, the undersigned (jointly and severally if more than one), promise(s) to pay to the order of:


                                  ACCUREC LLC
                                   Tax I.D.

The sum of Two Hundred Thousand dollars plus an interest equal to (8% annually)
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payable at any place the holder may so designate. Interest to be paid off at loan pay off time.

The undersigned and any endorser or guarantors herefore, jointly and severally, hereby agree that upon default in payment of performance of this note, or the death, or any act of insolvency or bankruptcy on the part of any of them, however expressed or indicated, then this note shall, at the option of the holder, become immediately due and payable without presentment, demand, protest or further attorney and/or agent of the holder, and the undersigned, and any endorser or guarantors, jointly and severally, agree to pay all collection costs, expenses, agents' fees, and reasonably attorney's fees.

The undersigned further states if he should default on said loan, the lender shall be authorized to place a lien on the following collateral:

                     1. All properties of Color Image Inc


Borrowers Signature:                                     Address:

/s/ Sueling Wang                               4350 Peachtree Industrial Blvd.
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                                               Suite 100
Sueling Wang, President Color Image, Inc.      Norcross, GA 30071


/s/ Ann Shieh                                  /s/ Morris E. Van Aspere
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Witness